Exhibit 4.16

EXECUTION VERSION

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment No. 1 to Warrant Agreement (this “Amendment”) is dated as of May 22, 2017 and is made by and among Voya Financial, Inc. (formerly known as ING U.S., Inc.), a Delaware corporation (the “Company”), ING Groep N.V., a public limited liability company formed under the laws of the Netherlands (the “Original Holder”) and Computershare Inc., a Delaware corporation and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered, limited purpose trust company (collectively, the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Warrant Agreement, dated May 7, 2013 (the “Warrant Agreement”), between the Company and the Warrant Agent.

WHEREAS, the Warrant Agreement was duly executed and delivered by the Company and the Warrant Agent and constitutes the valid and binding agreement of the Company and the Warrant Agent, enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles; other than pursuant to this Amendment, the Warrant Agreement has not been amended and no term thereof has been waived, and the Warrant Agreement remains in full force and effect as of the date hereof; and as of the date hereof there have been no adjustments to the Exercise Price or the Number of Shares or other adjustments pursuant to Article 6 of the Warrant Agreement;

WHEREAS, on May 7, 2013, pursuant to the Warrant Agreement, the Company executed and delivered to the Original Holder a Warrant Certificate, no. 001, for the issuance of 26,050,846 Warrants, each of which is currently exercisable for one share of Common Stock subject to future adjustment as described in the Warrant Agreement;

WHEREAS, the Original Holder is the sole beneficial owner of the Warrants issued pursuant to the Warrant Agreement;

WHEREAS, the Company, the Original Holder and the Warrant Agent wish to amend the Warrant Agreement as set forth herein;

WHEREAS, Section 7.03(b) of the Warrant Agreement provides that amendments to the Warrant Agreement and the terms and conditions of the Warrants may be made by the Company and the Warrant Agent in writing; and

WHEREAS, the Original Holder hereby provides its consent for the amendments to the Warrant Agreement and the Warrants to be effected by this Amendment;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Warrant Agreement.

(a)	Section 1.01 of the Warrant Agreement is hereby amended by adding the following new definitions:

““Applicable Restriction” has the meaning given in the definition of “Share Amount”, below.”

““Applicable Share Limit” means a number of shares of Common Stock equal to (A) the minimum number of shares of Common Stock that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Warrantholder Person, or could result in an adverse effect on a Warrantholder Person, under any Applicable Restriction, as determined by the applicable Warrantholder in its reasonable discretion, minus (B) 1% of the number of shares of Common Stock outstanding.”

““Section 16 Percentage” means, as of any day, the fraction, expressed as a percentage, (A) the numerator of which is the number of shares of Common Stock that a Warrantholder and any of its affiliates or any other person subject to aggregation with such Warrantholder (such Warrantholder and any such person, a “Warrantholder Person”) for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which such Warrantholder is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the sum of (i) the number of shares of Common Stock outstanding on such day and (ii) the number of shares of Common Stock that the applicable Warrantholder Person would be entitled to receive upon exercise of such Warrantholder Person’s Warrants.”

““Share Amount” means, as of any day, the number of shares of Common Stock that a Warrantholder and any person whose ownership position would be aggregated with that of such Warrantholder under any law, rule, regulation, regulatory order or organizational documents or contracts of the Company that are, in each case, applicable to ownership of shares of Common Stock (“Applicable Restrictions,” which term shall include, without limitation, the 5% beneficial ownership threshold for reporting under Section 13 of the Exchange Act, and any ownership limitation or approval threshold under any state insurance law applicable to the Company or any of its subsidiaries), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by such Warrantholder in its reasonable discretion.”

““Warrantholder Person” has the meaning given in the definition of “Section 16 Percentage”, above.”

(b)	The following new Section 3.10 is hereby added to the Warrant Agreement:

“Section 3.10. Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, no Warrantholder may exercise any Warrant hereunder or be entitled to take delivery of any shares of Common Stock deliverable hereunder, and automatic exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any shares of Common Stock upon the exercise of such Warrant or otherwise hereunder, (i) the Section 16 Percentage would exceed 9.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 9.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to a Warrantholder hereunder is not made, in whole or in part, as a result of this provision, the Company’s obligation to make such delivery shall not be extinguished (regardless of whether the Expiration Date shall have occurred) and, notwithstanding the occurrence of the Expiration Date or anything else to the contrary herein, the Company shall make such delivery sixty-one (61) days after the earlier of (A) such Warrantholder giving notice to Company (i) that after such delivery, (x) the Section 16 Percentage would not exceed 9.0% and (y) the Share Amount would not exceed the Applicable Share Limit or (ii) requesting such delivery, or (B) the 90th day following the Expiration Date. The foregoing provisions shall not apply, however, and any exercise of warrants and any delivery of shares of Common Stock made to the Warrantholder pursuant to such exercise shall be deemed valid and not subject to limitation under this Section 3.10 if the Company has not received notice from the Warrantholder of a limitation under this Section 3.10 on or prior to the fifth Business Day prior to such delivery; provided, however, that in the case of an automatic exercise, the Company shall provide the Warrantholders with notice of such automatic exercise at least ten Business Days prior to such delivery.”

(c)	The following sentence shall be inserted in Exhibit A, at the end of the paragraph with the heading “FORM OF SETTLEMENT”:

“Notwithstanding the foregoing or any other provision hereof, no Warrantholder may exercise any Warrant or be entitled to receive shares of Common Stock in violation of the provisions of Section 3.10 of the Warrant Agreement.”

2.     Effect on Warrant. Except as expressly amended hereby, the Warrant Agreement and the Warrants are and shall remain in full force and effect. On and after the date hereof, each reference in the Warrant Agreement and the Warrants to “this Warrant Agreement,” “Warrant Agreement,” “herein,” “hereof,” “hereunder,” “hereby” or words of similar import shall mean and be a reference to the Warrant Agreement as amended hereby as a whole and not to any particular provision of the Warrant Agreement. If and to the extent there are inconsistencies between the Warrant Agreement and this Amendment, the terms of this Amendment shall control.

3.     Applicable Law. The validity, interpretation and performance of this Amendment shall be governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.

4.     Counterparts. This Amendment may be executed in any number of counterparts on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

VOYA FINANCIAL, INC.

By:	/s/ Alain M. Karaoglan
Name:	Alain M. Karaoglan
Title:	EVP and Chief Operating Officer

By:	/s/ Trevor Ogle
Name:	Trevor Ogle
Title:	SVP and Deputy General Counsel

[Signature Page to Amendment to Warrant Agreement]

Acknowledged and Agreed as of the day and year first above written:

ING GROEP N.V.

By:	/s/ Diederik Sillevis Smitt
Name:	Diederik Sillevis Smitt
Title:	Authorized Representative

By:	/s/ M. L. van der Kooi
Name:	M. L. van der Kooi
Title:	Authorized Signatory

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Thomas Borbely
Name:	Thomas Borbely
Title:	Manager, Corporate Actions

[Signature Page to Amendment to Warrant Agreement]